Exhibit 99.1

Save Foods, Inc. Announces Signing of Securities Exchange Agreement with Plantify Foods, Inc.

Plantify to issue CA$1,500,000 convertible debenture to Save Foods in a private placement, subject to the approval of Plantify’s shareholders

Neve Yarak, Israel, March 31, 2023 – Save Foods, Inc. (Nasdaq: SVFD) (“Save Foods” or the “Company”) is pleased to announce that it has signed a securities exchange agreement (the “Agreement”) with Plantify Foods, Inc. (TSXV: PTFY) (“Plantify”), a Canadian corporation traded on the TSX Venture Exchange (“TSXV”).

The Agreement provides that the parties will issue to each other such number of common shares representing 19.99% of the respective company’s issued and outstanding capital stock on a non-diluted basis, which percentage will be calculated immediately prior to the closing of the Agreement (the “Securities Exchange”).

The Agreement also provides that, effective as of the closing date of the Agreement (and subject to the required corporate approvals), each party will appoint one director of the other party. Save Foods has designated Mr. Amitai Weiss, Chairman of the Board of Save Foods, as its appointee to the board of directors of Plantify, and Plantify has designated Dr. Roy Borochov, Chief Executive Officer of Plantify, as its appointee to the board of directors of Save Foods.

The completion of the Securities Exchange is subject to certain customary closing conditions, as well as receipt of TSXV’s acceptance, and the concurrent closing of Plantify’s issuance to Save Foods of a convertible debenture (the “Debenture”) in the principal sum of CA$1,500,000 (the “Debenture Financing”), which is also subject to TSXV acceptance.

The Debenture will bear interest at the rate of 8% per annum and will be repayable by Plantify over approximately 18 months. The principal may be converted, at the sole discretion of Save Foods, into common shares of Plantify at a price of CA$0.05 per share until the first anniversary of the debenture issuance date and CA$0.10 per share thereafter. The accrued interest may be converted at the market price of Plantify’s common shares, subject to TSXV approval at the time of conversion. Plantify will execute a general security agreement in favor of Save Foods and will specifically pledge to Save Foods the shares of Plantify’s subsidiary, Peas of Bean Ltd.

If the principal under the Debenture is converted in the first year into 30,000,000 Plantify common shares, and assuming no further Plantify common shares are issued following the Securities Exchange, Save Foods will hold approximately 28.56 % of Plantify’s outstanding common shares. Accordingly, closing of the Debenture Financing is subject to the approval of Plantify’s shareholders.

“We are thrilled to announce that Plantify and Save Foods have agreed to undertake the Securities Exchange and the Debenture Financing” David Palach, CEO of Save Foods, and Roy Borochov commented together in a joint statement “This cross-ownership has the potential to introduce game-changing advancements to the Food Tech and Agro Tech industries, paving the way for growth and progress. Both companies are confident that working together will bring new and exciting opportunities to our respective businesses. Save Foods’ innovative treatments present an opportunity for Plantify to introduce a new line of fresh-cut products, making the relationship mutually beneficial, and Save Foods can benefit from Plantify’s extensive relationships with retailers to expand its market reach and grow its distribution channels. We are confident that this move will enable both Save Foods and Plantify to continue to mutually grow and thrive together.”

About Save Foods:

Save Foods is an innovative, dynamic company addressing two of the most significant challenges in the agri-food tech industry: food waste and loss and food safety. We are dedicated to delivering integrated solutions for improved safety, freshness and quality, every step of the way from field to fork. Collaborating closely with our customers, we develop new solutions that benefit the entire supply chain and improve the safety and quality of life of both the workers and the consumers alike. Our initial applications are in post-harvest treatments in fruit and vegetable packing houses processing produce including citrus, avocado, pears, apples and mangos.

By controlling and preventing pathogen contamination and significantly reducing the use of hazardous chemicals and their residues, Save Foods treatment not only prolong fresh produce shelf life and reduce food loss and waste, but they also ensure a safe, natural, and healthy product.

For more information, visit our website: www.savefoods.co

About Plantify Foods, Inc.

Plantify Foods, Inc. is an Israeli food tech company focused on the development and production of “clean-label” plant-based products. Plantify’s unique technology allows for the production of plant-based meat alternatives, dips, and snacks, with natural ingredients familiar to consumers that are free of preservatives, free of common food allergens, are GMO-free and enjoy the same or longer shelf life than most preservative-containing products of the same category. Plantify is also engaged in developing functional foods with health benefits supported by independent testing that it anticipates will enable it to make health claims under US Food and Drug Administration and Canadian Food Inspection Agency regulations. Plantify currently sells its products in Israel and North America.

For more information, visit Plantify’s website: www.plantifyfoods.com

Plantify Foods, Inc.

Gabriel Kabazo - Chief Financial Officer and Corporate Secretary

Phone: 1 604 8336820

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties. For example, the Company is using forward-looking statements when it discusses the potential synergies between Save Foods and Plantify, operational and business opportunities available to Save Foods following the contemplated completion of the share exchange with Plantify, and the potential benefits Plantify can present to Save Foods, including through its relationships with retailers and expansion of Save Foods’ market reach and growth of its distribution channels. Additional examples of forward-looking statements relate to the possibility of securing additional business opportunities and pursuing new pilot programs and commercial sales opportunities with members of the LATAM delegation. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions and the satisfaction of all conditions to, and the closing of, the offering, as well as those discussed under the heading “Risk Factors” in Save Foods’ annual report on Form 10-K filed with the SEC on March 27, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Media Contact:

IR@savefoods.co